Exhibit 10.9

Services Agreement

This Services Agreement (this "Agreement"} is made and entered into this 16th day of August, 2018 by and between Karen Andrea Design ("Karen") residing at 28235 Shore, Mission Viejo, CA, and, New Asian Energy, Inc., with offices located at 19 Catania, Mission Viejo, CA 92692 ("LNPR") (collectively the "Parties").

WHEREAS, LNPR is a start-up business and is seeking investors, and,

WHEREAS, Karen is an experienced business and marketing consultant, and,

WHEREAS LNPR wishes to engage Karen to perform certain Services (as Defined herein), and, Peter, wishes to perform those certain Services, under certain terms and conditions agreeable to both Parties, and,

WHEREAS the Parties wish to define the certain terms and conditions of Peter's equity ownership right in LNPR common stock that they agree between them are fairly granted upon, and by the way, Peter's completion of the Services.

NOW THEREFORE, for the just and equitable exchange of equity ownership rights for the delivery of the Services as described here in, the parties hereby agree as follows:

1.	Services. "Services" shall mean collectively;

A.	The design of a logo and associated marketing materials for use by LNPR in fund raising efforts, and,

B.	Creative design of the website and associated marketing materials and market approaches to help secure funding and general business operations.

2.	Rights to Use. Karen hereby grants to LNPR the exclusive, worldwide, unrestricted and royalty free rights to use, further develop, improve, and market the logos and marketing materials described in Services above, without further rights to the slide presentation being retained by Peter.

3.	Equity as Full and Fair Payment. Upon timely delivery by Karen and continuing consultation for one year from dated document, and as full and fair payment for those Services, LNPR will issue to Karen Fifty Thousand {50,000) of the common shares of LNPR, Inc of the same class and rights as those currently held by all other shareholders of LNPR as of the date of this Agreement.

4.	All Shares at Risk. Karen acknowledges that; (a) LNPR common shares have no current value other than the $0.001 face value registered with the State of Nevada, are restricted for sale or transfer, are not registered with the SEC, may not be sold or otherwise transferred without such SEC registration, my not be sold or otherwise transferred without LNPR written permission, and (b), that LNPR may issue equity and equity rights in any form, including additional shares of any class and rights, to other shareholders and/or third parties, at any time, at LNPR sole discretion, which may dilute Peter's ownership percentage, without any obligation to issue additional sharews or rights to Karen or otherwise compensate Karenin any form.

5.	Additonal Provisions. The Parties agree that this Agreement is mutually binding and entered into by way of their legal signatures below, which may be executed separately and electronically, and shall be governed and adjudicated under the laws of the State of Nevada, and that this Agreement supersedes all prior agreements between the Parties, whether written or spoken.

IN WITNESS WHEREFOR, the Parties, by their legally authorized signatures below, have entered into this Agreement on this first mentions above.

/s/ Joseph Grimes	/s/ Karen Andrea Kirkwood
By: Joseph Grimes	By: Karen Andrea Design

As: CEO

For: LNPR